Exhibit 4.2

EXCELLON

EXCELLON RESOURCES INC.

DEFERRED SHARE UNIT PLAN

December, 2013
Amended and Restated June 26, 2020

TABLE OF CONTENTS

DEFERRED SHARE UNIT PLAN

ARTICLE 1
PURPOSE

1.1 **Purpose.** The purpose of the Plan is to advance the interests of the Corporation and its Related Entities by attracting and retaining highly competent persons as Directors, Officers and Employees, to allow such persons to participate in the long term success of the Corporation or a Related Entity and to promote a greater alignment of interests between the participants designated under this Plan and the shareholders of the Corporation.

ARTICLE 2
DEFINITIONS

2.1 **Definitions.** In this Plan, the following terms shall have the following meanings:

(a) "**Account**" means a bookkeeping system which records the number of DSUs held by a Participant. An Account shall be maintained for each Participant;

(b) "**Administrator**" means the person or persons appointed from time to time by the Corporation to administer this Plan;

(c) "**Award**" means a grant of DSUs to an Eligible Participant in accordance with Article 4 hereof;

(d) "**Beneficiaries**" means such individuals who, on the date of a Participant's death, are the persons designated in accordance with this Plan and applicable laws to receive the value of the DSUs credited to the Participant on the date of death, or where no such individuals have been validly designated by the Participant, or where the individuals so designated do not survive the Participant, the Participant's legal representative;

(e) "**Board**" means the board of directors of the Corporation, as constituted from time to time;

(f) "**Business Day**" means a day, other than Saturday, Sunday or a day on which the principal commercial banking institutions in Toronto, Ontario are, or the Exchange is, closed;

(g) "**Committee**" means the Compensation Committee of the Board or such other committee of the Board comprised of members of the Board as the Board shall from time to time appoint to administer the Plan;

(h) "**Common Shares**" means the common shares in the capital of the Corporation, or in the event of an adjustment as contemplated by Article 9, such other shares or securities to which a Participant may be entitled or on which the value of an Award may be based, as a result of such adjustment;

(i) "**Corporation**" means Excellon Resources Inc. and includes any successor thereof;

(j) "**Deferred Share Units**" or "**DSUs**" means a bookkeeping entry in the Corporation's records, allocated to the account of an Eligible Participant in accordance with the provisions hereof, the value of which, on a particular date, shall be equal to the Market Price of one Common Share;

(k) "**DSU Award Agreement**" means each agreement between the Corporation and a Participant containing the terms and conditions of each Award, such agreement to be in form and substance similar to the form of Deferred Share Unit Award Agreement contained in Schedule A hereof;

(l) "**Director**" means a member of the board of directors of the Corporation or any of its Related Entities;

(m) "**Eligible Participant**" means any Director, Officer or Employee of the Corporation or any Related Entity determined by the Committee as eligible for participation in this Plan;

(n) "**Employee**" means any person who is an employee, within the meaning of the *Income Tax Act* (Canada), of the Corporation or a Related Entity;

(o) "**Exchange**" means the TSX or, if the Common Shares are not then listed and posted for trading on the TSX, such stock exchange in Canada on which such Common Shares are listed and posted for trading as may be selected for such purpose by the Board;

(p) "**Market Price**" as at any date in respect of the Common Shares means the volume-weighted average price of the Common Shares on the Exchange for the five trading days immediately preceding such date, but if such Common Shares did not trade on such trading days, the Market Price shall be average of the bid and ask prices in respect of such Common Shares at the close of trading on such trading day;

(q) "**Officer**" means a senior officer of the Corporation or a Related Entity;

(r) "**Participant**" means an Eligible Participant who holds an Award under the terms of this Plan;

(s) "**Plan**" means this Deferred Share Unit Plan, as amended from time to time;

(t) "**Regulations**" means the *Income Tax Regulations* as amended from time to time;

(u) "**Related Entity**" means with regard to the Corporation, a person that controls or is controlled by the Corporation or that is controlled by the same person that controls the Corporation;

(v) "**Settlement Date**" has the meaning ascribed to it in Section 5.1 hereto;

(w) "**Termination Date**" means the date on which a Participant ceases for any reason to be actively employed by, and/or provide services to, the Corporation or a Related Entity. For greater certainty, Termination Date shall not include any period after the date on which a Participant is notified that his or her employment is terminated (whether such termination is lawful or unlawful) during which the Participant is eligible to receive any contractual or common law notice or compensation in lieu thereof or severance payments but is not providing services to the Corporation or a Related Entity, except and only to the extent required otherwise by applicable employment standards legislation; and

(x) "**TSX**" means the Toronto Stock Exchange.

2.2 **Interpretations.** Any reference to the outstanding Common Shares at any point in time shall be computed on a non-diluted basis.

ARTICLE 3
ADMINISTRATION

3.1 **General.** The Plan shall be administered by the Committee, under the supervision of the Board. The Committee has full and complete authority to interpret, construe and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations and perform all other acts that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation, construction and administration of the Plan, or any action, all as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned for all purposes. Notwithstanding the foregoing, all actions of the Committee shall be such that the Plan continuously meets the conditions of paragraph 6801(d) of the Regulations and any other applicable provincial tax laws and regulations, or any successor provisions thereto and shall be subject to all requisite Exchange, regulatory and/or shareholder approvals, as required from time to time.

3.2 **Delegation of Administration.** The Committee may delegate to one or more of its members or an Administrator such administrative duties as it may deem advisable, including without limitation delegation to an Administrator of the authority to acquire Common Shares through the facilities of the Exchange for delivery to Participants in settlement of DSUs in accordance with the Plan. Any Committee or Administrator to whom duties have been delegated as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or any Administrator may have under the Plan.

3.3 **Limitation of Liability.** No member of the Committee or the Board shall be liable for any action or determination made in good faith pursuant to the Plan. To the full extent permitted by law, the Corporation shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding by reason of the fact that such person is or was a member of the Committee or is or was a member of the Board and, as such, is or was required or entitled to take action pursuant to the terms of the Plan.

3.4 **Fees.** Except as provided for in this Plan and as Participants may otherwise be advised by prior written notice of at least 30 days, all costs of the Plan, including any administration fees, shall be paid by the Corporation; provided, however, the Corporation's responsibility for administration fees does not include tax consequences to the Participant of his/her receipt of DSUs or settlement thereof, which shall be the exclusive responsibility of the Participant.

ARTICLE 4
DEFERRED SHARE UNIT AWARDS

4.1 **Grants of DSUs.** Subject to the provisions of this Plan, the Committee may grant DSUs to Eligible Participants.

4.2 **Terms of DSUs.**

(a) The Committee shall designate the number of DSUs granted in each DSU Award Agreement. The issue price for each DSU shall be the Market Price of the Common Shares calculated as of the date of the Award.

(b) Subject to subsection 4.2(a) hereof, DSUs shall be granted on such terms as shall be determined by the Board and set out in the DSU Award Agreement, a form of which is attached hereto as Schedule A. Without limiting the generality of the foregoing, subject to the provisions of this Plan, the Committee shall, in its sole discretion and from time to time, determine the Eligible Participants to whom Awards will be made. At such time, the Committee shall also determine, in connection with each Award, the effective date thereof, the number of DSUs to be allocated, the terms and conditions of vesting and such other terms and conditions which the Committee considers appropriate to the Award in question (which terms and conditions need not be identical as between any two Awards, whether or not contemporaneous, and which, without limitation, may include conditions on the allocation, issuance and/or settlement of DSUs, and non-competition provisions).

(c) The Corporation shall deliver a copy of the Plan and the respective DSU Award Agreement to each Participant who receives any Award under the Plan before the time of such Award. Awards are subject to, and conditional upon, the Eligible Participant accepting the terms and conditions of the Award as set out in the DSU Award Agreement and returning a signed copy of the DSU Award Agreement to the Corporation within the time period specified in the DSU Award Agreement.

(d) Notwithstanding any provisions of this Section 4.2, any Award and any determination made by the Committee in connection with any such Award shall be subject to confirmation by the Board.

4.3 **Maximum Number of Common Shares and Limitations.** The number of Common Shares reserved for issuance under the Plan combined with the number of Common Shares reserved for issuance under all security-based compensation arrangements of the Corporation and under any other

compensation arrangements shall not exceed 10% of the issued and outstanding Common Shares as at the date of such Award.

The maximum aggregate number of Common Shares that may be reserved for issuance under the Plan to non-employee Directors, combined with the number of Common Shares reserved for issuance to non-employee Directors under all security-based compensation arrangements of the Corporation and under any other compensation arrangements shall not exceed 1% of the issued and outstanding Common Shares. The maximum aggregate value of Awards granted under the Plan to any non-employee Director in a one year period combined with the value of all grants under other security-based compensation arrangements of the Corporation in such one year period shall not exceed $150,000, provide the value of options granted under any stock option plan of the Corporation shall not exceed $100,000. The foregoing limitations do not apply to grants made *in lieu* of directors' fees.

Notwithstanding anything else contained herein, the number of Common Shares of the Corporation which are (i) reserved for issuance at any time, and (ii) issued within any one year period, to insiders (as such term is defined in Part 1 of the TSX Company Manual) of the Corporation pursuant to the terms of the Plan and under any other security-based compensation arrangement, shall not exceed 10% of the Corporation's total issued and outstanding Common Shares.

4.4 **Redemption of DSUs.** Subject to the provisions of this Plan and the DSU Award Agreement, a DSU held by a Participant shall be redeemed by the Corporation with settlement to occur on the Settlement Date, unless otherwise determined by the Committee or agreed to between the Corporation and the Participant.

4.5 **Blackout Periods.** The Corporation may from time to time impose trading blackouts during which some or all Directors, Officers and Employees may not trade in the securities of the Corporation. In the event that a trading blackout is imposed by management or the Board in accordance with any insider trading policy that the Corporation may adopt from time to time, Participants subject to the blackout are prohibited from buying, selling or otherwise trading in securities of the Corporation until such time as notice is formally given by the Corporation that trading may resume.

Notwithstanding Section 4.4 hereof, if the Settlement Date of any Award of DSUs falls within such a blackout period, it shall be automatically extended to the date which is five Business Days following the end of such blackout period.

ARTICLE 5
PAYMENT OF BENEFITS

5.1 **Settlement Date.**

Subject to this Section 5.1, a Participant or their Beneficiaries, as applicable, may elect up to five separate dates (each such date being a "**Settlement Date**") as of which either a portion (specified in whole percentages or number of DSUs which, in either case, shall not be less than 10,000 DSUs on any one date) or all of the value of DSUs credited to the Participant's Account, as may be adjusted pursuant to Section 9.1 hereof, shall be redeemed, by filing with the Committee, following such Participant's

Termination Date, in the form and manner specified by the Committee, up to five irrevocable written elections.

Subject to any conditions imposed by the Committee, each Settlement Date elected by a Participant or their Beneficiaries, as applicable, pursuant to this Section 5.1 shall not be:

(a) before the later of: (i) 15 days after the date on which the election is filed with the Corporation, and (ii) 30 days after the Participant's Termination Date;

And

(b) later than December 15 of the calendar year commencing immediately after the Participant's Termination Date.

Where a Participant or their Beneficiaries, as applicable, does not elect a Settlement Date within the permissible period set out above, the Settlement Date for all of the DSUs held in a Participant's Account shall be December 15 of the calendar year commencing immediately after such Participant's Termination Date.

Notwithstanding any other provision of the Plan, if vesting requirements or other performance criteria applicable to DSUs have not been met on the Participant's Termination Date, such DSUs shall be terminated and cancelled and no amounts shall be payable in respect of such DSUs. Such unvested shall cease to be recorded in the Participant's Account as of the date on which such DSUs are terminated and cancelled under the Plan.

5.2 **Payment of Benefits.** Subject to the provisions of this ARTICLE 5, after the Termination Date with respect to a Participant, the Corporation shall, in satisfaction of its obligations hereunder and in its sole discretion, either:

(a) pay to the Participant on the Settlement Date a lump sum cash payment, net of any applicable withholdings, equal to the number of DSUs credited to his or her Participant Account as of the Settlement Date multiplied by the Market Price of one Common Share on the Settlement Date; or

(b) subject to Section 5.3 herein, deliver to the Participant on the Settlement Date that number of Common Shares equal to the whole number of DSUs credited to his or her Participant Account as of the Settlement Date, plus a cash settlement of any fraction of a DSU, provided that the Corporation shall be entitled to sell a portion of the Common Shares to fund payment of applicable taxes and any associated costs as contemplated in Section 11.2 herein.

The Participant shall have no further entitlement under the Plan upon receipt of the lump sum cash payment referred to in Section 5.2(a) or Common Shares (and where applicable, cash in lieu of fractional Common Shares) under Section 5.2(b).

5.3 **<u>Settlements of DSUs with Common Shares.</u>**

(a) In order to satisfy its settlement obligation where the Corporation has elected to deliver Common Shares on a Settlement Date, the Corporation, at the discretion of the Board may elect to obtain Common Shares in respect of a Participant's entitlement through the facilities of the Exchange in accordance with the by-laws, regulations and policies of the Exchange or issue such Common Shares from treasury.

(b) Any entitlement to fractional Common Shares shall be paid in cash based on the Market Price of one Common Share on the Settlement Date, less any applicable withholdings.

(c) If the Corporation elects to deliver Common Shares on a Settlement Date, the Participant shall pay all brokerage fees and commissions arising in connection with the purchase of such Common Shares by the Corporation.

5.4 **<u>Termination or Resignation Prior to Vesting.</u>** For greater certainty, unless the Board determines otherwise, if the employment or engagement of a Participant with the Corporation or a Related Entity is terminated without cause or such Participant resigns (or retires) before a DSU has vested, the Participant shall have no right to any cash payment or Common Shares in respect of such unvested DSU.

5.5 **<u>Disability Prior to Vesting.</u>** If a Participant's employment or engagement with the Corporation or a Related Entity terminates due to disability before a DSU has vested, the Board may waive any vesting conditions and performance criteria and redeem the DSU, in whole or in part, by making a lump sum cash payment or delivering Common Shares as contemplated in Section 5.2.

5.6 **<u>Death of a Participant.</u>** In the event of the death of a Participant prior to the settlement of the DSUs credited to his or her Account, all of the DSUs held in the Participant's Account shall vest on the date of death (and all performance criteria, if applicable, shall be deemed met), and such DSUs shall be payable as contemplated in Sections 5.1 and 5.2.

5.7 **<u>Termination with Cause</u>.** Notwithstanding any other provision of the Plan to the contrary, if the employment of a Participant with the Corporation or a Related Entity is terminated with cause all of the DSUs held in the Participant's Account shall terminate and be cancelled, and the Participant shall have no right to any cash payment or Common Shares in respect of such DSUs.

5.8 **<u>No Payments in Respect of Terminated and Cancelled DSUs.</u>**

No cash payment is earned, due, owing or payable with respect to any DSUs that are terminated and cancelled prior to vesting or meeting any performance criteria in accordance with the terms of a particular DSU Award Agreement.

No damages are payable to the Participant either *in lieu* of Common Shares not granted to the Participant or cash not paid to the Participant in the event that DSUs that are terminated and cancelled pursuant to the Plan or for loss of the opportunity to satisfy the vesting conditions or any applicable performance criteria specified in a particular DSU Award Agreement.

ARTICLE 6
PARTICIPANT'S ACCOUNT

6.1 **Participant Accounts.** The Corporation shall maintain or cause to be maintained in its records an Account for each Participant recording at all times the number of DSUs credited to the Participant's Account. Upon payment in satisfaction of DSUs in accordance with Article 5 above, the Participant's entitlement to receive any and all amounts in respect of DSUs so paid shall be fully discharged and satisfied and such DSUs shall be cancelled and thereupon deleted from the Account of such Participant. A Participant's Account shall be terminated upon settlement or termination and cancellation of all DSUs in the Participant's Account.

6.2 **Annual Notice.** Upon a Participant's request, the Corporation shall deliver to such Participant an annual written notification of the balance of DSUs in the Participant's Account.

ARTICLE 7
RIGHTS OF PARTICIPANTS

7.1 **No Right to Employment or Service.** Nothing in this Plan nor any action taken hereunder shall be construed as giving a Participant the right to be retained as a Director, Officer or Employee of the Corporation, or giving any Participant or any other person the right to receive any benefits not expressly provided in this Plan, nor shall it interfere in any way with any other right of the Corporation to terminate the employment or service of any Participant at any time.

7.2 **Legal Ownership of Common Shares.** Under no circumstances shall DSUs be considered Common Shares nor shall they entitle any Participant to exercise voting rights or any other rights attaching to the ownership or control of Common Shares, including, without limitation, rights on liquidation, nor shall any Participant be considered the owner of any Common Shares to be delivered under this Plan until they are delivered in settlement of a DSU in accordance with the terms of the Plan.

7.3 **Prohibition on Transfer of Rights.** The rights or interests of a Participant under this Plan, including the DSUs, shall not be assignable or transferable, otherwise than in case of death as set out in this Plan, and such rights or interests shall not be encumbered by any means. Any attempt to so assign, transfer or encumber any such amount, whether presently or thereafter payable, shall be void and of no force or effect.

ARTICLE 8
AMENDMENT, SUSPENSION AND TERMINATION

8.1 **Amendment of Plan.** This Plan may be amended, suspended or terminated at any time by the Board in its sole discretion, subject to applicable regulatory, shareholder, or other approvals and the terms of this Plan; provided that no such amendment shall, unless required to comply with applicable laws, regulations, rules, orders of governmental or regulatory authorities or the Exchange, adversely affect the rights of any Participant with respect to DSUs to which the Participant is then entitled under this Plan, without the consent of the Participant, and any amendment shall be such that this Plan

continuously meets the conditions and requirements of paragraph 6801(d) of the Regulations and any applicable provincial tax laws and regulations or any successor provisions thereto.

8.2 **Amendments without Shareholder Approval**

Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

(a) amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable laws, regulations, rules, orders of governmental or regulatory authorities or the requirements of the Exchange in place from time to time;

(b) amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(c) amendments to the provisions of the Plan respecting the terms and conditions on which Awards may be made pursuant to the Plan;

(d) amendments to the Plan that are of a "housekeeping" nature; and

(e) any other amendments, fundamental or otherwise, not requiring shareholder approval under applicable laws or applicable policies of the Exchange.

8.3 **Amendments Requiring Shareholder Approval**

Without limiting the generality of the foregoing, the Board may not, without the approval of the Corporation's shareholders, make the following amendments to the Plan:

(a) an increase to the Plan maximum or the number of Common Shares reserved for issuance under the Plan;

(b) amendment provisions granting additional powers to the Board to amend the Plan or entitlements thereunder;

(c) extension of the termination or expiry of an Award or the removal or increase of insider participation limits; and

(d) a change to the definition of "Eligible Participant".

8.4 **Termination of Plan.** The Board may, in its sole discretion and without the consent of any Participant, terminate the Plan at any time by giving written notice thereof to each Participant. Following termination of the Plan, additional DSUs shall not be credited to the Accounts of Participants except pursuant to ARTICLE 4 hereof. Notwithstanding the termination of the Plan, all amounts distributable under the Plan shall be paid to the persons entitled thereto on the date on which such distributions would have been made had the Plan not been terminated.

ARTICLE 9
ADJUSTMENTS, REORGANIZATIONS AND DIVIDENDS

9.1 **Capital Adjustments.**

(a) The existence of DSUs shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any stock dividend, stock split, combination or exchange of shares, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin-off or other distribution of the Corporation's assets to shareholders or any other change affecting the Common Shares. However, such adjustments as are required to reflect such change shall be made with respect to each Participant's Account, as the Committee in its discretion may deem appropriate to reflect such change.

(b) In the event that the Corporation has paid any dividends on the Common Shares since the credit of a DSU to a Participant's Account (other than a dividend payable in Common Shares), there shall be credited to the Participant's Account that number of additional DSUs equal to: (a) the product of the aggregate number of DSUs credited to the Participant's Account prior to the payment of the dividend multiplied by the per share amount of such dividend (or, in the case of any dividend payable in property other than cash, the per share value of such dividend, as determined by the Board), divided by (b) the average of the bid and ask prices in respect of a Common Share on the date the dividend is declared.

(c) In the event that the Corporation has paid any dividends on the Common Shares in additional Common Shares since the credit of a DSU to a Participant's Account (other than a cash dividend payable in Common Shares at the election of the holder), the number of DSUs credited to the Participant's Account shall be increased by a number equal to the product of (a) the aggregate number of DSUs credited to the Participant's Account prior to the payment of the dividend, multiplied by (b) the number of Common Shares (including any fraction thereof) payable as a dividend on one Common Share.

9.2 **Fluctuation in Common Share Price.** No amount will be paid to, or in respect of, a Participant under this Plan or pursuant to any other arrangement, and no other DSUs will be granted to such Participants to compensate for a downward fluctuation in the price of a Common Share, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such purpose.

ARTICLE 10
DESIGNATION OF BENEFICIARIES

10.1 **Designation of Beneficiaries.** Subject to applicable law, a Participant may designate in writing one or more persons as Beneficiaries to receive any amount payable under this Plan on the death of such Participant and may change such designations from time to time. Such designations shall be in such form and executed and filed in such manner as the Board or the Administrator may

from time to time determine. If no Beneficiaries are designated, the Participant's legal representative will receive any amount payable under this Plan.

ARTICLE 11
TAX

11.1 **Tax Consequences.** It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the periods specified in those laws as a result of the Participant's participation in this Plan. The Corporation shall not be responsible for any tax consequences to the Participant as a result of the Participant's participation in this Plan. The Participant shall remain responsible at all times for paying any federal, provincial, local and foreign income or employment tax due with respect to any Award, and the Corporation shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.

11.2 **Withholding Requirements.** Prior to the delivery of any Common Shares or cash under this Plan, the Corporation shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Corporation, an amount sufficient to satisfy any federal, provincial, local and foreign taxes, employment insurance premiums and all other required deductions (collectively referred to herein as "**withholding taxes**") that the Corporation determines is required to be withheld to comply with applicable laws. The Corporation shall make any withholdings or deductions in respect of withholding taxes as required by law or the interpretation or administration thereof. The Corporation shall be entitled to make arrangements to withhold or deduct a sufficient number of Common Shares otherwise required to be issued pursuant to the Plan to fund the payment and remittance of withholding taxes that are required to be deducted or withheld and any associated costs (including brokerage fees). The Corporation or the Administrator shall also have the right to withhold the delivery of any DSUs and Common Shares (based upon the Market Price) and any cash payment payable to a Participant hereunder unless and until such Participant pays to the Corporation a sum sufficient to indemnify the Corporation for any liability to withhold tax in respect of the amounts included in the income of such Participant as a result of the settlement of DSUs under the Plan, to the extent that such tax is not otherwise being withheld from payments to such Participant by the Corporation or the Administrator. The Participant may also make other arrangements acceptable to the Corporation to fund the required tax remittance.

ARTICLE 12
UNSECURED PLAN

12.1 **Unsecured Plan.** Unless otherwise determined by the Board, this Plan will at all times remain unfunded and the obligations of the Corporation under this Plan shall be general unsecured obligations of the Corporation and any amounts due to Participants under this Plan shall be paid out of the general assets of the Corporation. The Corporation shall not segregate any assets for the purpose of funding its obligations with respect to DSUs credited hereunder. Neither the Corporation nor the Committee shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation pursuant to the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Corporation or any Related Entity.

ARTICLE 13
COMPLIANCE WITH APPLICABLE LAWS

13.1 **Compliance with Applicable Laws.** Any obligation of the Corporation with respect to the Common Shares in accordance with the terms of this Plan is subject to compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of the Exchange. Notwithstanding any other provision of this Plan, if the Corporation, in its sole discretion, determines that it is not desirable or feasible to provide for the settlement of DSUs in Common Shares in accordance with Section 5.3(a) above, including by reason of any such laws, regulations, rules, orders or requirements, such obligation shall be satisfied by means of a cash payment determined in accordance with subsection 5.2(a) above, net of applicable withholdings. Each Participant shall comply with all such laws, regulations, rules, orders and requirements, and shall furnish the Corporation with any and all information and undertakings as may be required to ensure compliance therewith.

ARTICLE 14
COMMON SHARES SUBJECT TO THE PLAN

14.1 **Common Shares Subject to the Plan.** The Corporation shall not be required to issue and/or cause to be delivered Common Shares or issue and/or cause to be delivered certificates evidencing Common Shares to be delivered pursuant to the Plan unless and until such issuance and delivery is in compliance with all applicable laws, regulations, rules, orders of governmental or regulatory authorities and the requirements of the Exchange. The Corporation shall not in any event be obligated to take any action to comply with any such laws, regulations, rules, orders or requirements.

ARTICLE 15
GENERAL

15.1 **No Representation.** The Corporation makes no representation or warranty as to the future market of the Common Shares.

15.2 **Governing Law.** This Plan, the issuance and settlements of DSUs hereunder, and the issue and delivery of Common Shares hereunder upon settlement, shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The Participants and Corporation hereby attorn to the jurisdiction of the courts of the Province of Ontario with respect to any and all actions in relation thereto.

15.3 **Severability.** If any provision of this Plan is determined to be void or unenforceable in whole or in part, such void or unenforceable provision shall be severed from the remainder of this Plan and such determination shall not affect the validity or enforceability of any other provision.

15.4 **Headings.** Headings are for ease of reference only and shall not affect the interpretation or construction of the provisions hereof.

15.5 **Successors and Assigns.** This Plan shall be binding on all successors and assigns of the Corporation and any Participant, including without limitation, the estate of such Participant and the

executor, liquidator, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

15.6 **Non-Exclusivity.** Nothing contained herein shall prevent the Corporation from adopting such other share incentive or compensation arrangements as it shall deem advisable.

SCHEDULE A

EXCELLON RESOURCES INC.

DEFERRED SHARE UNIT AWARD AGREEMENT

This **DEFERRED SHARE UNIT AWARD AGREEMENT** is made as of the _________day of______________, 20__ between

EXCELLON RESOURCES INC. (the "**Corporation**") and the undersigned (the "**Participant**"), being a director, officer or employee of the Corporation or an affiliate of the Corporation designated pursuant to the terms of the Excellon Resources Inc. Deferred Share Unit Plan, as may be amended from time to time (the "**Plan**").

In consideration for the grant of Deferred Share Units made to the Participant pursuant to the Plan (the receipt and sufficiency of which are hereby acknowledged) as set out in Schedule I, hereto, the Participant hereby agrees and confirms that:

1. The Participant has received a copy of the Plan and has read, understands and agrees to be bound by the provisions of the Plan. The Participant acknowledges, among other things, that the Plan contains provisions relating to termination and restricting the transfer of rights or interests of Participants under the Plan.

2. The Participant accepts and consents to and shall be deemed conclusively to have accepted and consented to, and agreed to be bound by, the provisions and all terms of the Plan and all *bona fide* actions or decisions made by the Board, the Committee, or any person to whom the Committee may delegate administrative duties and powers in relation to the Plan, which terms and content shall also apply to and be binding on all successors and assigns of the Corporation and the Participant, including the estate of such Participant and the executor, liquidator, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

3. Without limiting the generality of the foregoing, the Participant specifically acknowledges and agrees that if the Participant's Termination Date is prior to any applicable vesting date, all of the DSUs in the Participant's Account subject to that vesting date shall be terminated and cancelled effective on the Termination Date. For purposes of the foregoing, Termination Date means the date on which the Participant ceases for any reason to be actively employed by and provide services to the Corporation or a related entity, and does not include any period after the date on which a Participant is notified that such employment is terminated (whether such termination is lawful or unlawful) during which the Participant is eligible to receive any contractual or common law notice or compensation in lieu thereof or severance payments and is not providing services to the Corporation or a related entity, except and only to the extent required otherwise by applicable employment standards legislation.

   The Participant specifically acknowledges and agrees that no damages are payable to the Participant in the event of cancellation of unvested DSUs arising from the failure to satisfy any

applicable vesting conditions or performance criteria, or for loss of the opportunity to satisfy any applicable vesting conditions or performance criteria.

4. This Agreement shall be considered as part of and an amendment to the employment or service agreement between the Participant and the Corporation and the Participant hereby agrees that the Participant will not make any claim under that employment or service agreement for any rights or entitlement under the Plan or damages in lieu thereof, except as expressly provided in the Plan.

5. Participants who are "insiders" of the Corporation are required to file an insider report under Canadian securities laws in respect of the grant of DSUs and upon future conversion of these DSUs into Common Shares and any subsequent sales of such Common Shares.

6. In the event of any inconsistency between the terms of this Agreement and the Plan, the terms of this Agreement shall prevail to the extent that it is not inconsistent with the requirements of the TSX.

This Agreement shall be determined in accordance with the laws of Ontario and the laws of Canada applicable therein.

Words used herein which are defined in the Plan shall have the respective meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

EXCELLON RESOURCES INC.

By: ______________________________

Name:
Title:
(Authorized Signing Officer)

Accepted: ____________________ , 20___

____

[Name]

SCHEDULE I

EXCELLON

10 King Street East, Suite 200
Toronto, ON M5C 1C3
416-364-1130

SCHEDULE 1 - Notice of Grant / Agreement

Details of Grantee

Name of Grantee:

Date of Grant: ______________________

Number of Units: ______________________

Expiry Date: ______________________

Type of Grant

☐ Stock Options ☐ RSUs ☒ DSUs

Vesting Provisions